For the period ended December 31, 2001
File number 811-03421
The Prudential Variable Contract Account - 10



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

	A Special Meeting of Shareholders of Prudential
Variable
Contract Account - 10 (VCA-10) was held on April 20,
2001.  At this
meeting the shareholders of the Fund approved the following resolutions:

Proposal
No.

(1)	RESOLVED, that the proposal to adopt a manager-
of-managers
structure for VCA - 10 under which the VCA-10
Committee
may enter into and make changes to subadvisory agreements without the approval of persons having voting rights be and hereby is approved.

(2)	RESOLVED, that the Management Agreement between
VCA -
10 and Prudential Investments Fund Management LLC
(PIFM),
in the form presented in the proxy statement, be and hereby is approved.

(3)	RESOLVED, that the Subadvisory Agreement on
behalf of VCA
- 10 between PIFM and Jennison Associates LLC, in the form presented in the proxy statement, be and hereby is approved.

The voting was as follows:

Proposal
No.		Votes For	Votes Against	  Votes
Abstaining

(1)		28,288,791	2,790,682	  1,390,578
(2)		24,457,375	1,671,927	  1,340,749
(3)		24,227,004	1,735,092	  1,507,955